EXHIBIT 99.01

El Paso Electric	[EL PASO LOGO]

NEWS RELEASE

For Immediate Release	Contact:
Date: February 18, 2003	Media	Analysts
	Teresa Souza	Cynthia Gamez
	915/543-5823	915/543-2213

EL PASO ELECTRIC REQUESTED TO CONDUCT INQUIRY

On February 10, 2003, El Paso Electric (NYSE: EE or the Company) received a letter initiating a legal proceeding known as a shareholder derivative action. The letter, written by a Pennsylvania law firm on behalf of the holder of approximately 200 shares of EE common stock (the shareholder), requests that EE commence a lawsuit against each member of the Board of Directors to recover damages allegedly sustained by EE as a result of alleged breaches of fiduciary duties by the Board.

The shareholder contends that from 1997 to 2002 the Board knowingly caused, or allowed, EE to participate in improper transactions with Enron Corporation and certain of its subsidiaries. The allegations appear to duplicate factual questions first raised by the Federal Energy Regulatory Commission (FERC) in an investigation of power markets in the Western United States during 2000 and 2001. The Company and the FERC Trial Staff reached a settlement of the FERC investigation which was announced on December 5, 2002. The Company has also reached a settlement with the principal intervenors in the FERC investigation, including the California Attorney General and the California Public Utility Commission. Each of these settlements is pending final FERC approval. In the settlements, EE has denied any violation of any statute or FERC rule in conducting its wholesale trading activities.

In accordance with Texas law, EE will conduct an independent inquiry to determine whether a lawsuit against the Board is in the best interest of the Company.

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El Paso Electric • P.O. Box 982 • El Paso, Texas 79960